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                              MONETTA FUND, INC.

                             Articles of Amendment
                             ---------------------

          Monetta Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

          FIRST: The Charter of the corporation, as heretofore amended, is hereby further amended as follows:

          Section A of Article FOURTH of the corporation's Charter is deleted, and the following is inserted in lieu thereof:

               FOURTH. Capital Stock. A. The total number of shares of capital stock that the corporation shall have authority to issue is 100,000,000 shares, all of one class called common stock, $.01 par value per share (common stock), having an aggregate par value of $1,000,000.

          SECOND: The board of directors of the corporation on January 17, 1992 unanimously adopted a resolution in which was set forth the foregoing amendment to the Charter, declaring that the amendment as proposed was advisable and directing that it be submitted for consideration at a special meeting of stockholders of the corporation.

          THIRD: Notice setting forth the proposed amendment to the Charter and a summary of the changes to be effected by the amendment and stating that a purpose of the special meeting of the stockholders called to be held on February 14, 1992, would be to take action thereon was given, as required by law, to all stockholders entitled to vote thereon. The amendment hereinabove set forth was approved by the stockholders of the corporation at that meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

          FOURTH: The amendment as hereinabove set forth has been duly advised by the board of directors and duly approved by the stockholders of the corporation.

          FIFTH:   (a)  The total number of shares of stock which the
corporation was heretofore authorized to issue is 7,500,000 shares, all of one class, of the par value of $.01 per share and of the aggregate par value of $75,000.

                   (b) The total number of shares of stock which the corporation is authorized to issue is increased by this amendment to 100,000,000 shares, par value $.01 per share, and the aggregate par value of the authorized shares is increased to $1,000,000.
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          IN WITNESS WHEREOF, Monetta Fund, Inc. has caused these articles to be signed in its name and on its behalf by its president and attested by its secretary on February 14, 1992.

                                              MONETTA FUND, INC.



                                              By /s/ Robert S. Bacarella
                                                 -------------------------------
                                                     Robert S. Bacarella
                                                            President
Attest:


/s/ Valerie A. LeFevre
-------------------------
    Valerie A. LeFevre
       Secretary


          THE UNDERSIGNED, president of Monetta Fund, Inc., who executed on behalf of the corporation the foregoing articles of amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the corporation, the foregoing articles of amendment to be the corporate act of the corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                                 /s/ Robert S. Bacarella
                                                 -------------------------------
                                                     Robert S. Bacarella

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